                            KARPUS MANAGEMENT, INC.
                       d/b/a Karpus Investment Management
                         14 A Tobey Village Office Park
                           Pittsford, New York 14534

October 6, 2000

Dear Fellow Mentor Shareholder:

MENTOR INCOME FUND SHAREHOLDERS, TIME IS RUNNING OUT....
THIS IS YOUR LAST OPPORTUNITY TO VOTE FOR SHAREHOLDER VALUE!

         As you know, the management of Mentor Income Fund, Inc. (the "Fund") has adjourned the special meeting of shareholders until October 13th, 2000. It is especially important, if you wish to support the Karpus Management, Inc. ("Karpus") proposals to make sure that you vote the BLUE proxy card immediately! I will be attending the special meeting (again) in Boston and hope to have the opportunity to present our proxies. It is especially important that you vote for item #6 on the BLUE proxy card, since we do not want management to adjourn this meeting again!

VOTE FOR PROPOSAL # 1 ON THE BLUE PROXY CARD to approve a new investment advisory agreement between Mentor Income Fund, Inc. and Karpus Investment Management ("Karpus").

Why?
*        Karpus has vowed to narrow the discount to net asset value of the Fund.
         This may increase the market value of you shares of the Fund.
* Karpus will base its management fees on the lower or net asset or market value. This may save the shareholders money in terms of management fees.
* Karpus has an excellent fixed income track record for intermediate fixed income. U.S Bank is not providing historical performance for comparison.
*        Karpus beneficially own 547,847 shares of the Fund (as of July 28,
         2000). Yes, Karpus has a "self interest" to do what it deems is in the best interest of its clients. Because of this "self interest," however, you the other shareholders can share in Karpus' "self-interest" to increase shareholder value.

VOTE FOR PROPOSAL #2 ON THE BLUE PROXY CARD to elect the Karpus nominees to the Board of Directors

Why?
* Approve an independent board that will work to increase shareholder value.
* Two of the proposed Karpus nominees beneficially own shares of the Fund. Current Board and proposed U.S. Bank board own ZERO shares.
* Our nominees are experienced in business and understand the value of your investment.

* The Karpus nominees will not just be "house directors" that receive $50,000 per year from a fund complex or management group.

KARPUS IS ASKING YOU TO VOTE AGAINST PROPOSALS #3 renaming the Fund, #4 certain other changes in the Articles of Incorporation and #5 ratification of the selection of the auditor.

         I am once again calling for the support of my fellow shareholders of the Fund. We have the opportunity to make our requests known to Mentor management. DO NOT LOOSE THIS OPPORTUNITY TO RECOGNIZE A HIGHER VALUE FOR OUR INVESTMENT.

         I will be attending the special meeting, rescheduled after the adjournment, on October 13th in Boston. By voting FOR the Karpus proposal #6 on the BLUE card, if we have the majority of the vote, we will have the power to ensure this meeting is held and Fund management has to deal with the wishes of the shareholders that have supported the Karpus proxy.

         My goal is and always has been for the shareholders of the Fund to be able to recognize an economic gain through efforts to increase shareholder value for all shareholders.

         I wish to thank all that have been supporting me, my firm, and the Karpus nominated directors. If you feel that you would like to lend your support also, please vote the BLUE proxy card.

         You may be receiving calls from the Funds' proxy solicitors in the near future. If you have voted the BLUE proxy card, simply tell them that you have already cast your vote. Do not let them trick you into casting a new vote on the white card by telephone, a vote which could negate the vote you have already cast for the Karpus proposals. If you have supported by returning our BLUE proxy card, politely thank them for the call and hang up without further comment.

         If you have any questions, please feel free to call Karpus at (toll-free) 1-877-550-6928. Should you require any help in registering your vote on the BLUE proxy card, please call Garland Associates at 212-866-0095.

VOTE YOUR BLUE PROXY CARD FOR #1, #2, & #6 and AGAINST #3, #4, & #5!

Very truly yours,


George W. Karpus
President & C.E.O.